[Morgan & Company, Chartered Accountants]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Second Amended Registration Statement of Pure Capital Incorporated (formerly Universal Domains Incorporated) on Form S-8 relating to the registration of an additional 5,000,000 common shares which may be issued as awards granted in connection with the Pure Capital Incorporated (formerly Universal Domains Incorporated) Second Amended 2004 Stock Incentive Plan, of our Auditors’ Report, dated August 9, 2004, on the balance sheets of Pure Capital Incorporated (formerly Universal Domains Incorporated) as at December 31, 2003 and 2002, and the related statements of operations and deficit, stockholders’ equity and cash flows for the years ended December 31, 2003 and 2002.

Vancouver, Canada “Morgan & Company”

April 7, 2005 Chartered Accountants

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